EXHIBIT 5.1

August 21, 2003




Chalone Wine Group, Ltd.
621 Airpark Road
Napa, CA  94558-6272

         Re:      EMPLOYEE STOCK PURCHASE PLAN (THE "PLAN")

Ladies and Gentlemen:

         You have requested our opinion with respect to certain matters in connection with the filing by The Chalone Wine Group, Ltd. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of 50,000 shares of the Company's Common Stock (the "Shares"), issuable under the Company's 2003 Employee Stock Purchase Plan (the "Plan"). In connection with this opinion, we have examined the Registration Statement, your Articles of Incorporation, as amended, and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Plan, will be validly issues, full paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              /s/ FARELLA BRAUN + MARTEL LLP



                              FARELLA BRAUN + MARTEL LLP